Exhibit 99.1

Press Release
January 30, 2015

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2014

LCNB Corp. (LCNB) today announced net income of $3,217,000 (total basic and diluted earnings per share of $0.34) and $9,869,000 (total basic and diluted earnings per common share of $1.06 and $1.05, respectively) for the three and twelve months ended December 31, 2014, respectively.  This compares to net income of $2,347,000 (total basic and diluted earnings per common share of $0.27) and $8,780,000 (total basic and diluted earnings per common share of $1.12 and $1.10, respectively) for the same three and twelve-month periods in 2013.  Results for 2013 and 2014 were significantly affected by the completion of mergers with First Capital Bancshares, Inc. and its subsidiary, Citizens National Bank of Chillicothe, on January 11, 2013 and Eaton National Bank & Trust Co. ("Eaton National") on January 24, 2014. In addition, 1,642,857 shares of new voting common stock were issued during the fourth quarter 2013.

Commenting on the financial results, LCNB CEO Steve Wilson said, "We are pleased to present solid financial results for 2014. The investments in First Capital Bancshares and Eaton National are positively impacting earnings and loan volume. We look forward to 2015 with optimism and to our pending partnership with BNB Bancorp, Inc. and its subsidiary Brookville National Bank of Brookville, Ohio, which we anticipate closing during the second quarter 2015. This acquisition will strengthen our presence in the desirable Montgomery County market and open up new markets as we provide Brookville's customers with a broader array of banking services."

Net interest income for the three and twelve months ended December 31, 2014 increased $1,884,000 and $6,455,000, respectively, from the comparative periods in 2013 due primarily to the increased volume of average interest earning assets provided from the merger with Eaton National and by an increase in the net interest margin.

The provision for loan losses for the three months ended December 31, 2014 was $26,000 less than the comparable period in 2013, while the full-year provision for 2014 was $342,000 greater than the comparable periods in 2013.  Net loan charge-offs for 2014 and 2013 totaled $1,397,000 and $437,000, respectively.  Contributing to this increase were net charge-offs totaling $628,000 during 2014 on three commercial real estate loans and one commercial and industrial loan. Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $5,721,000 or 0.82% of total loans at December 31, 2014, compared to $3,211,000 or 0.56% of total loans at December 31, 2013.  The increase was predominately due to acquired impaired loans that were classified as non-accrual at December 31, 2014. Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled $1,370,000 and $1,463,000 at December 31, 2014 and 2013, respectively.

Non-interest income for the three and twelve months ended December 31, 2014 was $91,000 and $52,000 greater than the comparable periods in 2013 primarily due to increases in trust income and service charges and fees on deposit accounts. These increases were partially offset by decreased gains from sales of investment securities and mortgage loans. The increase in trust income was due to growth in the fair value of trust assets serviced and to fee adjustments. The increase in service charges and fees were primarily due to a greater number of deposit accounts resulting from the merger. The decreases in gains from sales of investment securities and mortgage loans were due to lower sales volumes during the 2014 period.

Non-interest expense for the three and twelve months ended December 31, 2014 was $700,000 and $4,632,000 greater than the comparable periods in 2013. Salaries and employee benefits, as well as a variety of other expense items, increased significantly due to the increased number of employees and offices resulting from the merger with Eaton National. Also contributing to the increase in non-interest expense were increases in other real estate owned expenses, contracted services, amortization of Eaton National's core deposit intangible, and marketing costs.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  LCNB Corp.’s only business is ownership of LCNB National Bank, which has 35 offices located in Warren, Butler, Montgomery, Clinton, Clermont, Hamilton, Fayette, Ross, and Preble Counties, Ohio.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the internet at www.lcnb.com.

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations. Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies, including the successful integration of recently completed and pending acquisitions;

2.	LCNB may incur increased charge-offs in the future;

3.	LCNB may face competitive loss of customers;

4.	changes in the interest rate environment may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

5.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;

6.	changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

7.	LCNB may experience difficulties growing loan and deposit balances;

8.	the current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations;

9.
deterioration in the financial condition of the U.S. banking system may impact the valuations of investments LCNB has made in the securities of other financial institutions resulting in either actual losses or other than temporary impairments on such investments; and

10.
the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated and to be promulgated thereunder, which may subject LCNB and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.